GulfMark Offshore Reports Operating Results
for the Third Quarter of 2009

HOUSTON, October 27, 2009 (GLOBE NEWSWIRE) -- GulfMark Offshore, Inc. (NYSE:GLF - News) today announced results of operations for the three and nine months ended September 30, 2009.

As previously announced, we initiated a restructuring that we expect to complete in the first quarter of 2010 that is intended to help preserve the Company’s status as a U.S. citizen under certain U.S. maritime and vessel documentation laws by, among other things, limiting the percentage of outstanding shares of Company common stock that may be owned or controlled in the aggregate by non-U.S. citizens. More information on this reorganization is available in the Form S-4 document filed with the Securities and Exchange Commission on October 21, 2009.

In addition, during the fourth quarter we executed a credit approved term sheet related to refinancing $200.0 million of our outstanding indebtedness that otherwise would be maturing on June 30, 2010. Our expectation is to complete this refinancing in the fourth quarter.

Results of Operations

Net income for the third quarter was $12.7 million, or $0.50 per diluted share, reflecting weaker margins in the Americas and the North Sea, increased dry dock activity ahead of the previously identified plan, higher than normal professional fees and a higher revised tax rate.

Revenue for the third quarter of 2009 was $90.8 million, a decrease of 27% over the same period in the prior year. Operating income, excluding special items, was $19.8 million in the third quarter of 2009, a decrease of 61% over the same period in 2008. The decrease was due to lower operating performance in the Americas, where operating margins decreased to 4% from 33% in the prior year, and to lower operating performance in the North Sea, where operating margins reduced to 28%. The Southeast Asia region continues to perform very well, with operating margins of 69% in the third quarter, essentially flat with the prior year quarter.

Dry dock expense was approximately $1.4 million higher than expected for the quarter, partially due to accelerating dry docks originally envisioned for future periods. We are expecting that full year dry dock expense will be $16.5 million, which is down from the $19.0 million we were originally expecting for the full year 2009. Year to date dry dock expense is $11.3 million and dry dock expense for the fourth quarter is still anticipated to be approximately $5.0 million.

GulfMark Offshore, Inc.
Press Release
October 27, 2009

During the third quarter we had approximately $0.9 million of professional fees related to the ongoing effort to recover the loss we recognized in the first quarter related to the shipyard bankruptcy and also to the Jones Act restructuring we announced last week. We expect those fees to be elevated in the fourth quarter as well.

Operating income for the third quarter of 2009, excluding special items, decreased $18.4 million, or 48%, compared to the second quarter of 2009. Utilization in the Americas decreased operating income by $8.8 million, and utilization in the North Sea decreased operating income by $4.7 million. Operating income was also impacted by a sequential quarterly increase of $3.8 million in dry dock expense.

Revenue for the first nine months of 2009 increased 5% over the same period in the prior year to $304.2 million, a combination of an increase from the acquisition of GulfMark Americas offset by a decrease in activity levels in the Americas and in the North Sea. Net income before special items was $80.0 million, or $3.16 per diluted share for the nine month period ended September 30, 2009.

Commentary

Commenting on the period, Bruce Streeter, President & CEO, stated, “We have undergone a period where activity in two of our key operating areas, the North Sea and the Gulf of Mexico, was weaker in comparison to earlier periods. Other locations have held up reasonably well. Recent indications of a bottoming in jack-up demand, improved post hurricane season activity in the U.S. Gulf, and potential budgets based on higher oil prices are all suggestive of potential improvements in demand going forward. During this quarter when activity was reduced we exceeded our anticipated dry dock plan, including accomplishing one docking originally scheduled for early next year that now will not interfere with future contract arrangements. Our administrative costs this quarter were higher than normal reflecting legal fees in connection with developing a comprehensive plan and structure to ensure continuation of the company’s rights and privileges under the Jones Act and related to claims and the ongoing effort to recover the loss from the shipyard bankrupcy we announced in the first quarter.

“During the first half of next year we will add three additional vessels. One is a very large PSV of a similar design to the one delivering in Norway in November and the remaining two are medium sized anchor handlers being built in Poland. These two boats were ordered to augment the highly successful group of medium sized anchor handlers we built at Keppel in Singapore, and as you can see from our results in Southeast Asia the market for this type of vessel is still strong. Although their potential usage is worldwide we are currently looking at potential contracts already developing in West Africa.

“Thus while we expect a difficult fourth quarter, we are adjusting to changes in market demand and attempting to position ourselves appropriately for the future market as it develops. We have a strong balance sheet and with the expected completion of the refinancing will have no debt maturities through 2012, and we feel that we are well positioned to take advantage of opportunities that will certainly develop in the marketplace.”

GulfMark Offshore, Inc.
Press Release
October 27, 2009

Liquidity and Capital Commitments

Cash flow from operations totaled $47.5 million for the three months ended September 30, 2009, compared to $51.9 million for the same period in 2008. Estimated cash commitments for the remainder of 2009 for the new build program total approximately $48.0 million and are expected to be funded from cash on hand. Cash on hand at quarter end was $198.1 million and we have $95.0 million available under our $175.0 million revolving credit facility. Total debt at September 30, 2009 was $463.5 million, and net of cash on hand that amount is $265.4 million. Of the total debt balance, $223.8 million matures on June 30, 2010, although we have executed a credit approved term sheet to refinance $200.0 million of this debt that we expect to complete later in the fourth quarter. Consequently, we have reclassified a portion of that balance to long-term debt.

Conference Call Information

GulfMark will conduct a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern on Wednesday, October 28, 2009. Those interested in participating in the conference call should call 877-417-7351 (international callers should use 574-941-7302) ten minutes in advance of the start time and ask for the GulfMark Third Quarter Earnings conference call. A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 35930914. The conference call will also be available via audio webcast and available for podcast download and can be accessed from the Investor Relations section of our website at www.GulfMark.com. A transcript of the call will be furnished to the SEC on Form 8-K as soon as practicable.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:                 Quintin V. Kneen,
Executive Vice President &
Chief Financial Officer
E-mail:                    Quintin.Kneen@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are:  price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2008. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
October 27, 2009

Reconciliation of Non-GAAP Meaasures

	Nine Months Ended September 30, 2009
	Operating Income	Tax Provision Benefit (Provision)	Net Income	Diluted EPS
	(in millions, except per share data)

Before Special Items	$101.1	$(5.2)	$80.0	$3.16

Impairment Charge	$(46.2)	$17.0	$(29.2)	$(1.15)
Gains on Disposal of Vessels	5.5	-	5.5	0.22
Foreign Tax Benefit, Net	-	5.5	5.5	0.22
	$(40.7)	$22.5	$(18.2)	$(0.72)

U.S. GAAP	$60.4	$17.3	$61.8	$2.44

Statement of Operations (unaudited)	Three Months Ended
(in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008

Revenue	$90,764	$104,656	$108,795	$121,883	$124,616
Direct operating expenses	39,508	39,132	40,482	39,833	46,482
Drydock expense	6,398	2,642	2,238	1,493	3,504
General and administrative expenses	11,556	11,565	10,540	10,923	11,123
Depreciation and amortization expense	13,533	13,146	12,370	12,574	13,463
(Gain) loss on sale of assets	4	(869)	(4,632)	(16,054)	(2,347)
Impairment charge	-	-	46,247	-	-
Operating Income	19,765	39,040	1,550	73,114	52,391

Interest expense	(5,146)	(4,946)	(5,137)	(7,023)	(5,151)
Interest income	128	76	60	469	385
Foreign currency gain (loss) and other	532	790	(2,206)	(714)	2,278
Income before income taxes	15,279	34,960	(5,733)	65,846	49,903
Income tax benefit (provision)	(2,577)	(37)	19,954	(6,526)	(4,484)
Net Income	$12,702	$34,923	$14,221	$59,320	$45,419

Earnings per share:
Basic	$0.50	$1.39	$0.57	$2.39	$1.83
Diluted	$0.50	$1.38	$0.56	$2.35	$1.78

Weighted average common shares	25,235	25,132	24,978	24,867	24,865
Weighted average diluted common shares	25,485	25,362	25,190	25,195	25,445

GulfMark Offshore, Inc.
Press Release
October 27, 2009

Operating Statistics	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
Revenue by Region (000’s)
North Sea based fleet	$40,722	$46,324	$43,911	$52,995	$59,169
Southeast Asia based fleet	19,114	19,517	17,669	20,354	21,094
Americas based fleet	30,928	38,815	47,215	48,534	44,353

Rates Per Day Worked
North Sea based fleet	$20,171	$21,199	$21,073	$21,176	$23,449
Southeast Asia based fleet	21,180	21,201	20,699	19,928	18,844
Americas based fleet	16,894	15,704	17,302	17,090	16,815

Overall Utilization
North Sea based fleet	90.5%	93.1%	84.5%	96.8%	94.1%
Southeast Asia based fleet	85.8%	93.8%	87.2%	99.2%	97.2%
Americas based fleet	57.3%	79.9%	92.9%	95.7%	93.9%

Average Owned/Chartered Vessels
North Sea based fleet	24.0	25.0	25.9	26.3	27.0
Southeast Asia based fleet	11.7	11.0	11.2	11.3	12.8
Americas based fleet	35.8	34.8	33.2	32.7	31.0
Total	71.5	70.8	70.3	70.3	70.8

Drydock Days
North Sea based fleet	65	16	46	29	28
Southeast Asia based fleet	25	29	26	-	5
Americas based fleet	110	48	-	-	55
Total	200	93	72	29	88

Expenditures (000’s)	$6,398	$2,642	$2,238	$1,493	$3,504

	At October 14, 2009		At October 24, 2008
	2009(1)	2010(2)	2008(1)	2009(2)
Forward Contract Cover(1)
North Sea based fleet	77%	55%	96%	65%
Southeast Asia based fleet	82%	54%	81%	51%
Americas based fleet	48%	26%	92%	53%
Total	64%	41%	90%	57%

(1)Forward contract cover represents number of days vessels are under contract or option by customers for the remaining quarter(s) of the current year divided by total remaining days vessels are available for charter hire for the same period.

(2)Represents full calendar year.

GulfMark Offshore, Inc.
Press Release
October 27, 2009

Statement of Operations (unaudited)	Nine Months Ended
	September 30,	September 30,
	2009	2008

Revenue	$304,215	$289,857
Direct operating expenses	119,122	104,092
Drydock expense	11,278	9,826
General and administrative expenses	33,661	29,321
Depreciation and amortization expense	39,049	31,726
Gain on sale of assets	(5,497)	(18,757)
Impairment Charge	46,247	-
Operating Income	60,355	133,649

Interest expense	(15,229)	(7,268)
Interest income	264	977
Foreign currency gain (loss) and other	(884)	2,323
Income before income taxes	44,506	129,681
Income tax benefit (provision)	17,340	(5,217)
Net Income	$61,846	$124,464

Earnings per share:
Basic	$2.46	$5.33
Diluted	$2.44	$5.19

Weighted average common shares	25,116	23,358
Weighted average diluted common shares	25,343	23,994

GulfMark Offshore, Inc.
Press Release
October 27, 2009

Operating Statistics	Nine Months Ended
	September 30,	September 30,
	2009	2008
Revenue by Region (000’s)
North Sea based fleet	$130,957	$173,129
Southeast Asia based fleet	56,300	57,497
Americas based fleet	116,958	59,231

Rates Per Day Worked
North Sea based fleet	$20,820	$23,389
Southeast Asia based fleet	21,033	17,602
Americas based fleet	16,605	16,164

Overall Utilization
North Sea based fleet	89.3%	93.9%
Southeast Asia based fleet	88.9%	93.2%
Americas based fleet	76.2%	91.7%

Average Owned/Chartered Vessels
North Sea based fleet	25.0	27.4
Southeast Asia based fleet	11.3	13.5
Americas based fleet	34.6	14.8
Total	70.9	55.7

Drydock Days
North Sea based fleet	140	124
Southeast Asia based fleet	80	39
Americas based fleet	157	177
Total	377	340

Expenditures (000’s)	$11,278	$9,826

GulfMark Offshore, Inc.
Press Release
October 27, 2009

	Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total

Owned Vessels as of July 26, 2009	25	12	36	73

Newbuild Deliveries	-	-	-	-
Assets Held for Sale	(1)	-	-	(1)
Intersegment Transfers	-	-	-	-

Owned Vessels as of October 27, 2009	24	12	36	72

Managed Vessels	16	2	1	19

Total Fleet as of October 27, 2009	40	14	37	91

	As of	As of
Balance Sheet Data (unaudited) ($000)	September 30, 2009	December 31, 2008
Cash and cash equivalents	$198,103	$100,761
Working capital	188,572	138,006
Vessel and equipment, net	1,132,951	1,035,436
Construction in progress	44,904	134,077
Total assets	1,661,668	1,556,967
Long term debt (1)	414,677	462,941
Shareholders’ equity	991,185	854,843
(1)Short-term portion of long-term debt included in working capital.

	Nine Months Ended	Nine Months Ended
Cash Flow Data (unaudited) ($000)	September 30, 2009	September 30, 2008
Cash flow from operating activities	$138,672	$128,515
Cash flow used in investing activities	(31,518)	(190,770)
Cash flows (used in) provided by financing activities	(17,195)	62,126